Exhibit 99.3




INDEPENDENT AUDITORS' REPORT

To the Partners of
  Nooney Real Property Investors-Four, L.P.:

We have audited the accompanying statement of net liabilities in liquidation of Nooney Real Property Investors-Four, L.P. (a limited partnership) as of November 30, 1998, and the related statement of loss in liquidation, changes in net liabilities in liquidation and cash flows in liquidation for the year then ended. In addition, we have audited the accompanying balance sheet (going-concern basis) of Nooney Real Property Investors-Four, L.P. as of November 30, 1997, and the related statements of operations (going-concern basis), partners' equity (deficiency in assets) (going-concern basis) and cash flows (going-concern basis) for the two years in the period ended November 30, 1997. Our audits also included the financial statement schedules listed in the index at Item 14(a)2. These financial statements and financial statement schedules are the responsibility of the Partnership's general partners. Our responsibility is to express an opinion on these financial statements and financial statement schedules based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the Partnership's general partners, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 1 to the financial statements, the partners of Nooney Real Property Investors-Four, L.P. approved a plan of liquidation on January 21, 1999. As a result, the Partnership has changed its basis of accounting from the going-concern basis to the liquidation basis.

In our opinion, such financial statements present fairly, in all material respects, the net liabilities in liquidation of Nooney Real Property Investors-Four, L.P., a partnership as of November 30, 1998, and the related statements of loss in liquidation, changes in net liabilities in liquidation and cash flows in liquidation for the year then ended and the balance sheet
(going-concern basis) as of November 30, 1997 and the related statements of operations (going-concern basis), partnership equity (deficiency in assets (going-concern basis) and cash flows (going-concern basis) for the two years then ended, in conformity with generally accepted accounting principles. Also, in our opinion, such financial statement schedules, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

DELOITTE & TOUCHE LLP

Saint Louis, Missouri
January 22, 1999

NOONEY REAL PROPERTY INVESTORS-FOUR, L.P.
(A LIMITED PARTNERSHIP)

STATEMENT OF NET LIABILITIES IN LIQUIDATION
AS OF NOVEMBER 30, 1998 (LIQUIDATION BASIS) AND
BALANCE SHEET AS OF NOVEMBER 30, 1997 (GOING-CONCERN BASIS)
--------------------------------------------------------------------------------

ASSETS                                                   1998           1997

CASH (Note 2)                                       $    227,373   $    327,910

ACCOUNTS RECEIVABLE - No allowance for doubtful
  accounts considered necessary                          106,023        111,353

PREPAID EXPENSES AND DEPOSITS                                -           27,772

INVESTMENT PROPERTY (Note 3):
  Land                                                       -        1,013,858
  Buildings and improvements                                 -       13,841,059
                                                    ------------   ------------
                                                             -       14,854,917
  Less accumulated depreciation                                      (7,598,733)
                                                    ------------   ------------
                                                                      7,256,184
  Investment property held for sale                   17,585,000      3,854,057
                                                    ------------   ------------
           Total investment property                  17,585,000     11,110,241

DEFERRED EXPENSES - At amortized cost                        -           50,804
                                                    ------------   ------------

TOTAL                                               $ 17,918,396   $ 11,628,080
                                                    ============   ============


LIABILITIES AND PARTNERS' EQUITY (DEFICIENCY IN ASSETS)

LIABILITIES:
  Deferred gain on real estate assets (Note 1)      $  7,200,029   $        -
  Reserve for estimated costs during the period
    of liquidation (Note 2)                               10,000
  Accounts payable and accrued expenses                  263,459        364,345
  Refundable tenant deposits                              72,976         80,287
  Mortgage notes payable (Note 3)                     13,500,465     12,871,393
                                                    ------------   ------------

            Total liabilities                         21,046,929     13,316,025

PARTNERS' EQUITY (DEFICIENCY IN ASSETS)                      -       (1,687,945)
                                                    ------------   ------------

TOTAL LIABILITIES AND PARTNERS' EQUITY              $        -     $ 11,628,080
                                                    ============   ============

NET LIABILITIES IN LIQUIDATION                      $ (3,128,533)
                                                    ============

See notes to financial statements.

NOONEY REAL PROPERTY INVESTORS-FOUR, L.P.
(A LIMITED PARTNERSHIP)

STATEMENT OF LOSS IN LIQUIDATION
YEAR ENDED NOVEMBER 30, 1998 (LIQUIDATION BASIS) AND
STATEMENTS OF OPERATIONS
YEARS ENDED NOVEMBER 30, 1997 AND 1996 (GOING-CONCERN BASIS)
--------------------------------------------------------------------------------


                                            1998          1997          1996

REVENUES:
  Rental and other income (Note 4)      $ 3,287,570   $ 3,406,566   $ 3,505,163
  Interest                                    3,768         5,626         7,669
                                        -----------   -----------   -----------

          Total revenues                  3,291,338     3,412,192     3,512,832
                                        -----------   -----------   -----------

EXPENSES:
  Interest                                1,150,263     1,136,228     1,135,573
  Depreciation and amortization             547,161       480,851       497,315
  Real estate taxes                         445,064       459,618       457,460
  Payroll                                   312,175       264,786       256,960
  Repairs and maintenance                   263,486       270,225       267,239
  Property management fees - related
    party                                   176,292       180,921       185,981
  Other operating expenses (includes
    $40,000 in each year to related
    party)                                  798,596       813,311       731,037
                                        -----------   -----------   -----------
          Total expenses                  3,693,037     3,605,940     3,531,565
                                        -----------   -----------   -----------

NET LOSS FROM OPERATIONS                   (401,699)  $  (193,748)  $   (18,733)
                                                      ===========   ===========

DEFICIENCY IN ASSETS, BEGINNING OF
  YEAR                                   (1,687,945)

  Plus:  Adjustment to liquidation
           basis (Note 2)                (1,038,889)
                                        -----------

NET LIABILITIES IN LIQUIDATION,
  END OF YEAR                           $(3,128,533)
                                        ===========

NET LOSS FROM OPERATIONS ALLOCATION:
  General partners                      $    (6,970)  $    (3,357)  $      (325)
  Limited partners                         (394,729)     (190,391)      (18,408)

LIMITED PARTNERSHIP DATA:
  Net loss from operations per unit     $    (29.18)  $    (14.07)  $     (1.36)
                                        ===========   ===========   ===========
  Weighted average limited partnership
    units outstanding                        13,529        13,529        13,529
                                        ===========   ===========   ===========

See notes to financial statements.

NOONEY REAL PROPERTY INVESTORS-FOUR, L.P.
(A LIMITED PARTNERSHIP)

STATEMENT OF CHANGES IN NET LIABILITIES IN LIQUIDATION
YEAR ENDED NOVEMBER 30, 1998 (LIQUIDATION BASIS) AND
STATEMENTS OF PARTNERS' EQUITY (DEFICIENCY IN ASSETS)
YEARS ENDED NOVEMBER 30, 1997 AND 1996 (GOING-CONCERN BASIS)
--------------------------------------------------------------------------------


                                          Limited       General
                                          Partners      Partners       Total

BALANCE (DEFICIENCY IN ASSETS),
 DECEMBER 1, 1995                       $(1,183,303)  $  (292,161)  $(1,475,464)

  Net loss                                  (18,408)         (325)      (18,733)
                                        -----------   -----------   -----------

BALANCE (DEFICIENCY IN ASSETS),
  NOVEMBER 30, 1996                      (1,201,711)     (292,486)   (1,494,197)

  Net loss                                 (190,391)       (3,357)     (193,748)
                                        -----------   -----------   -----------

BALANCE (DEFICIENCY IN ASSETS),
  NOVEMBER 30, 1997                      (1,392,102)     (295,843)   (1,687,945)

  Net loss                                 (394,729)       (6,970)     (401,699)

  Adjustment to liquidation basis        (1,020,864)      (18,025)   (1,038,889)
                                        -----------   -----------   -----------

NET LIABILITIES IN LIQUIDATION,
  NOVEMBER 30, 1998                     $(2,807,695)  $  (320,838)  $(3,128,533)
                                        ===========   ===========   ===========


See notes to financial statements.

NOONEY REAL PROPERTY INVESTORS-FOUR, L.P.
(A LIMITED PARTNERSHIP)


STATEMENT OF CASH FLOWS IN LIQUIDATION
YEAR ENDED NOVEMBER 30, 1998 (LIQUIDATION BASIS) AND
STATEMENTS OF CASH FLOWS FOR THE
YEARS ENDED NOVEMBER 30, 1997 AND 1996 (GOING-CONCERN BASIS)
--------------------------------------------------------------------------------------------


                                                      1998            1997          1996

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss from operations                       $   (401,699)  $   (193,748)  $    (18,733)
  Adjustments to reconcile net loss from
    operations to net cash (used in) provided
    by operating activities:
      Adjustment to liquidation basis              (1,038,889)
      Write-down of investment property               753,428
      Depreciation                                    496,499        466,106        436,460
      Amortization of deferred expenses                50,662         14,745         60,855
      Changes in accounts affecting operations:
        Accounts receivable                             5,330         88,004        (12,988)
        Prepaid expenses and deposits                  27,772         28,907         12,460
        Deferred expenses                                 142                       (40,708)
        Reserve for estimated costs of
          liquidation                                  10,000
        Accounts payable and accrued expenses        (100,886)       277,394         12,316
        Refundable tenant deposits                     (7,311)        (9,108)        (5,703)
                                                 ------------   ------------   ------------
           Net cash (used in) provided by
             operating activities                    (204,952)       672,300        443,959
                                                 ------------   ------------   ------------
CASH FLOWS FROM INVESTING ACTIVITIES -
  Net additions to investment property               (524,657)      (898,139)      (408,706)
                                                 ------------   ------------   ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Payments on mortgage notes payable              (12,871,393)       (34,307)       (99,236)
  Additional borrowings on mortgage
    notes payable                                  13,500,465        376,216
                                                 ------------   ------------   ------------
           Net cash provided by (used in)
             financing activities                     629,072        341,909        (99,236)
                                                 ------------   ------------   ------------
NET (DECREASE) INCREASE IN CASH                      (100,537)       116,070        (63,983)

CASH, BEGINNING OF YEAR                               327,910        211,840        275,823
                                                 ------------   ------------   ------------
CASH, END OF YEAR                                $    227,373   $    327,910   $    211,840
                                                 ============   ============   ============

SUPPLEMENTAL DISCLOSURE OF CASH FLOW
  INFORMATION - Cash paid during the year
  for interest                                   $  1,150,263   $  1,183,922   $  1,087,879
                                                 ============   ============   ============

See notes to financial statements.


NOONEY REAL PROPERTY INVESTORS-FOUR, L.P.
(A LIMITED PARTNERSHIP)

NOTES TO FINANCIAL STATEMENTS
YEARS ENDED NOVEMBER 30, 1998 (LIQUIDATION BASIS),
1997 (GOING-CONCERN BASIS) AND 1996 (GOING-CONCERN BASIS)
--------------------------------------------------------------------------------


1.    BUSINESS

      Nooney Real Property Investors-Four, L.P. (the "Partnership") is a limited partnership organized under the laws of the State of Missouri on February 9, 1982. The Partnership was organized to invest primarily in income-producing real properties such as shopping centers, office buildings and other commercial properties, apartment buildings, warehouses and light industrial properties. The Partnership's portfolio is comprised of an apartment building located in West St. Louis County, Missouri (Woodhollow Apartments) which generated 71% of rental and other income for the year ended November 30, 1998; and a retail shopping center (Cobblestone Court) located in Burnsville, Minnesota, a suburb of Minneapolis, which generated the remaining 29% of rental and other income for the year ended November 30, 1998.

      Sale of Partnership Properties and Plan of Liquidation - On January 21, 1999, a plan to sell the Partnership's Woodhollow Apartments property and the Cobblestone Court Shopping Center property was approved by a majority of the limited partners by proxy. The Partnership has entered into sales contracts on both properties with American Spectrum Realty, Inc., an affiliate of Nooney Capital Corporation, which serves as a general partner of the Partnership. The sales contracts provide that the purchase price will be at appraised value and are subject to a 60-day due diligence period. Consummation of the sale will result in the dissolution of the Partnership and require the General Partners to liquidate the Partnership and distribute the proceeds therefrom to the limited partners. There is no assurance that the sale will be consummated since the closing is conditioned upon contingencies beyond the control of the Registrant. If the sale goes through, it will result in the dissolution of the Registrant.

      The Cobblestone sales contract provides for a net sale price of $3,100,000. Accordingly, a loss has been recognized of $753,428 to record the property at its fair value less costs to sell as an adjustment in liquidation.

      The Woodhollow sales contract provides for a sale price of $14,600,000. Because the transaction is not closed at this time the amount of the gain that may ultimately be realized of $7,200,029, net of sales costs, is included as a deferred gain as an adjustment in liquidation at November 30, 1998.

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      Basis of Accounting - As a result of the partners approval to sell the properties and liquidate the Partnership, the Partnership's financial statements as of November 30, 1998, and for the year then ended have been prepared on a liquidation basis. Accordingly, assets have been valued at estimated net realizable value and liabilities include estimated costs associated with carrying out the plan of liquidation. Adjustments to convert from the going-concern (historical cost) basis to the liquidation basis of accounting are as follows:

        Write down to net realizable value of property,
          plant and equipment                               $  (753,428)
        Increase to reflect net realizable value of
          property, plant and equipment                       7,200,029
        Deferral of gain on increase in net realizable
          value of property, plant and equipment             (7,200,029)
        Estimated liabilities associated with the
          liquidation of the Partnership                        (10,000)
        Write-off of deferred debt costs and
          prepaid expenses                                     (275,461)
                                                            -----------

                   Net decrease in net assets               $(1,038,889)
                                                            ===========

      The accompanying 1997 and 1996 financial statements have been prepared on a going-concern (historical cost) basis.

      The financial statements include only those assets, liabilities and results of operations of the partners which relate to the business of the Partnership. The statements do not include any assets, liabilities, revenues or expenses attributable to the partners' individual activities. No provision has been made for federal and state income taxes since these taxes are the personal responsibility of the partners.

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      Prior to October 31, 1997, the corporate general partner was a 75%-owned subsidiary of Nooney Company. One of the individual general partners was an officer, director and shareholder of Nooney Company. The other individual general partners' spouse was a shareholder of Nooney Company. Nooney Krombach Company, a wholly owned subsidiary of Nooney Company, managed the Partnership's real estate for a management fee. Property management fees paid to Nooney Krombach Company were $166,624 and $185,981 for the years ended November 30, 1997 and 1996, respectively. Additionally, the Partnership paid Nooney Krombach Company $36,667 in 1997 and $40,000 in 1996 as reimbursement for management services and indirect expenses in connection with the management of the Partnership.

      On October  31,  1997,  Nooney  Company  sold its 75%  interest  in Nooney
      Capital Corp., the corporate general partner of the Registrant to S-P Properties, Inc., a California corporation, which in turn is a wholly owned subsidiary of CGS Real Estate Company, Inc., a Texas corporation. Simultaneously, Gregory J. Nooney, Jr., an individual general partner and PAN, Inc., a corporate general partner, sold their economic interests to S-P Properties, Inc. and resigned as general partners subject to a ninety day notification to the limited partners. CGS Real Estate also purchased the real estate management business of Nooney Krombach Company and formed Nooney, Inc. to perform the management of the Partnership. Property management fees paid to Nooney, Inc. were $176,292 and $14,297 for the years ended November 30, 1998 and 1997, respectively. Additionally, the Partnership paid Nooney, Inc. $40,000 in 1998 and $3,333 in 1997 as reimbursement for management services and indirect expenses in connection with the management of the Partnership.

      Cash at November 30, 1998 and 1997 includes restricted amounts representing tenant deposits and a capital improvement escrow. Total amounts restricted were $96,299 and $117,142 at November 30, 1998 and 1997, respectively.

      Investment property is recorded at the lower of cost or fair market value. Impairment is determined if the sum of the expected future cash flows (undiscounted and without interest charges) is less than the carrying amount of the property. Investment property that is held for sale is recorded at the lower of its net book value or fair value less cost to sell.

      Apartment buildings are depreciated over their estimated useful lives using the 125% declining balance method. All other buildings are depreciated over their estimated useful lives (30 years) using the straight-line method. Tenant alterations are depreciated over the term of the lease on a straight-line basis.

      Deferred expenses consist primarily of lease fees and financing costs and are amortized over the terms of their respective leases or notes.

      Lease agreements are accounted for as operating leases and rentals from such leases are reported as revenues ratably over the terms of the leases.

      Included in rental and other income are amounts received from tenants under provisions of lease agreements which require the tenants to pay additional rent equal to specified portions of certain expenses such as real estate taxes, insurance, utilities and common area maintenance. The income is recorded in the same period that the related expense is incurred.

      Pursuant to the terms of the Partnership Agreement, losses from operations and cash distributions are allocated l% to the individual general partners and the remainder pro rata to all general and limited partners based upon the relationship of original capital contributions.

      Limited partnership per unit computations are based on the weighted average number of limited partnership units outstanding during the year.

3.    MORTGAGE NOTES PAYABLE

      Mortgage notes payable as of November 30, 1998 and 1997 and the related collateral book values consist of the following:


                                                                             1998         1997

        Cobblestone Court Shopping Center
        ---------------------------------
        (Book value of $3,100,000 at November 30, 1998)
          Mortgage note payable to bank, due in
          monthly principal payments of $4,697,
          plus interest payments at LIBOR plus 2.75%
          (7.92% at November 30, 1998), commencing
          on December 30, 1998 and on the 30th day
          of each month until November 30, 2001,
          when the entire principal balance is due.                      $ 4,607,000  $       -

          Mortgage note payable, 8.53%, due in
          monthly interest only payments of $18,438
          at LIBOR plus 2.75%, paid in full under
          refinancing on November 30, 1998.                                             2,602,432

          Note payable to bank, interest only due
          monthly at LIBOR plus 2.75%,  paid in full
          under refinancing on November 30, 1998.                                       1,689,571

        Woodhollow Apartments
        ---------------------
        (Book value of $14,485,000 at November 30, 1998)
          Mortgage note payable to bank, due in
          monthly principal payments of $11,121 plus
          interest payments at LIBOR plus 2.75%
          (7.92% at November 30, 1998), commencing
          on December 30, 1998 and on the 30th day
          of each month until November 30, 2001,
          when the entire principal is due.                                8,893,465

          Mortgage note payable, 9.125%, due in
          monthly payments of $70,170, consisting
          of both principal and interest, paid in
          full under  refinancing on November
          30, 1998.                                                                     8,255,105

        Cobblestone  Court  Shopping  Center and Woodhollow  Apartments
        ---------------------------------------------------------------
          Note payable to bank, due in monthly
          principal payments of $1,000 plus
          interest at 1% over the bank's prime
          rate, paid in full under refinancing
          on November 30, 1998.                                                           199,601

          Note payable to bank, interest only
          due monthly at LIBOR plus 2.75%, paid
          in full under refinancing on November
          30, 1998.                                                                       124,684
                                                                         -----------  -----------

                  Total debt of above properties                         $13,500,465  $12,871,393
                                                                         ===========  ===========

      The mortgage notes are collateralized by deeds of trust and assignments of rents on all investment properties. Principal payments required during the next five years are as follows:

        1999                                                     $    189,816
        2000                                                          189,816
        2001                                                       13,120,833


      In accordance with Statement of Financial Accounting Standards No. 107, Disclosures About Fair Value of Financial Instruments, the estimated fair value of mortgage notes payable with maturities greater than one year is determined based on rates currently available to the Partnership for mortgage notes with similar terms and remaining maturities. The estimated fair value of mortgage notes payable with maturities of less than one year are valued at their carrying amounts included in the balance sheet, which are reasonable estimates of fair value due to the relatively short period to maturity of the instruments. The carrying amount and estimated fair value of the Partnership's debt at November 30, 1998 and 1997 are summarized as follows:

                                         1998                      1997
                              ------------------------   -----------------------
                                Carrying     Estimated   Carrying      Estimated
                                 Amount     Fair Value    Amount      Fair Value

      Mortgage Notes Payable  $13,500,465  $13,500,465  $12,871,393  $12,968,000

      Fair value estimates are made at a specific point in time, are subjective in nature and involve uncertainties and matters of significant judgment. Settlement of the Partnership's debt obligations at fair value may not be possible and may not be a prudent management decision.

4.    RENTAL REVENUES UNDER OPERATING LEASES

      Minimum future rental revenues under noncancelable operating leases on properties other than apartment buildings in effect as of November 30, 1998 are as follows:

        1999                                                  $  391,000
        2000                                                     306,000
        2001                                                      87,000
        2002                                                      43,000
        2003                                                      45,000
        Thereafter                                               234,000
                                                              ----------
             Total                                            $1,106,000
                                                              ==========

      In addition, certain lease agreements require tenant participation in certain operating expenses and additional contingent rentals based upon percentages of tenant sales in excess of minimum amounts. Tenant participation in expenses included in revenues approximated $368,000, $387,000 and $416,000 for the years ended November 30, 1998, 1997 and 1996, respectively. Contingent rentals were not significant for the years ended November 30, 1998, 1997 and 1996.

5.    FEDERAL INCOME TAX STATUS

      The general partners believe, based upon opinion of legal counsel, that Nooney Real Property Investors-Four, L.P. is considered a partnership for income tax purposes.

      Selling commissions and offering expenses incurred in connection with the sale of limited partnership units are not deductible for income tax purposes and therefore increase the partners' bases. Investment properties are depreciated for income tax purposes using rates which differ from rates used for computing depreciation for financial statement reporting. Rents received in advance are includable in taxable income in the year received. Rent concessions, recognized ratably over lease terms for financial statement purposes, are includable in taxable income in the year rents are received. Insurance premiums are deductible for tax purposes in the year paid. Gains and losses in connection with the write-up and write-down of investment property are not recognized for income tax purposes until the property is disposed.

      The comparison of financial statement and income tax reporting is as follows:

                                               Financial       Income
                                               Statement        Tax

        1998:
          Net loss from operations            $  (401,699)  $  (124,725)
          Net liabilities in liquidation       (3,128,533)
          Partners' deficiency in assets                     (6,627,911)

        1997:
          Net loss                            $  (193,748)  $  (307,511)
          Partners' deficiency in assets       (1,687,945)   (6,503,186)

        1996:
          Net loss                            $   (18,733)  $  (631,020)
          Partners' deficiency in assets       (1,494,197)   (6,195,675)


                                   * * * * * *


NOONEY REAL PROPERTY INVESTORS-FOUR, L.P.
(A LIMITED PARTNERSHIP)

SCHEDULE - RECONCILIATION OF PARTNERS' EQUITY (DEFICIENCY IN ASSETS)
YEARS ENDED NOVEMBER 30, 1998 (LIQUIDATION BASIS) AND 1997 AND 1996 (GOING-CONCERN BASIS)
-------------------------------------------------------------------------------------------------------------------

The reconciliation of partners' equity (deficiency in assets) between financial statements and income tax reporting is as follows:


                                                                                            1998
                                                                           ----------------------------------------
                                                                             Limited       General
                                                                             Partners      Partners       Total

Balance (deficiency) per statement of partners' equity                     $(2,807,695)  $  (320,838)  $(3,128,533)

Add:
  Selling commissions and other offering costs not deductible for income
    tax purposes                                                             1,732,907                   1,732,907

  Adjustment to liquidation basis not deducted for income tax purposes         280,487         4,974       285,461

  Prepaid rents included in income for income tax purposes                       9,898           175        10,073

  Writedown of investment property not recognized for income tax purposes    1,785,931        31,497     1,817,428
                                                                           -----------   -----------   -----------

                                                                             1,001,528      (284,192)      717,336

Less:
  Excess depreciation deducted for income tax purposes                       7,103,298       196,010     7,299,308

  Rent concessions not recognized for income tax purposes                        4,406            77         4,483

  Insurance premiums deducted for income tax purposes                           40,738           718        41,456
                                                                           -----------   -----------   -----------

Balance (deficiency) per tax return                                        $(6,146,914)  $  (480,997)  $(6,627,911)
                                                                           ===========   ===========   ===========

                                                                                            1997
                                                                           ----------------------------------------
                                                                             Limited       General
                                                                             Partners      Partners       Total

Balance (deficiency) per statement of partners' equity                     $(1,392,102)  $  (295,843)  $(1,687,945)

Add:
  Selling commissions and other offering costs not deductible for income
    tax purposes                                                             1,732,907                   1,732,907

  Adjustment to liquidation basis not deducted for income tax purposes

  Prepaid rents included in income for income tax purposes                       3,985            70         4,055

  Writedown of investment property not recognized for income tax purposes    1,045,565        18,435     1,064,000
                                                                           -----------   -----------   -----------

                                                                             1,390,355      (277,338)    1,113,017

Less:
  Excess depreciation deducted for income tax purposes                       7,395,960       201,166     7,597,126

  Rent concessions not recognized for income tax purposes                          190             2           192

  Insurance premiums deducted for income tax purposes                           18,558           327        18,885
                                                                           -----------   -----------   -----------

Balance (deficiency) per tax return                                        $(6,024,353)  $  (478,833)  $(6,503,186)
                                                                           ===========   ===========   ===========












                                                                                            1996
                                                                           ----------------------------------------
                                                                             Limited       General
                                                                            Partners       Partners       Total

Balance (deficiency) per statement of partners' equity                     $(1,201,711)  $  (292,486)  $(1,494,197)

Add:
  Selling commissions and other offering costs not deductible for income
    tax purposes                                                             1,732,907                   1,732,907

  Adjustment to liquidation basis not deducted for income tax purposes

  Prepaid rents included in income for income tax purposes                       9,911           174        10,085

  Writedown of investment property not recognized for income tax purposes    1,045,565        18,435     1,064,000
                                                                           -----------   -----------   -----------

                                                                             1,586,672      (273,877)    1,312,795

Less:
  Excess depreciation deducted for income tax purposes                       7,289,299       199,285     7,488,584

  Rent concessions not recognized for income tax purposes                        1,508            27         1,535

  Insurance premiums deducted for income tax purposes                           18,034           317        18,351
                                                                           -----------   -----------   -----------

Balance (deficiency) per tax return                                        $(5,722,169)  $  (473,506)  $(6,195,675)
                                                                           ===========   ===========   ===========



NOONEY REAL PROPERTY INVESTORS-FOUR, L.P.
(A LIMITED PARTNERSHIP)

SCHEDULE III - REAL ESTATE AND ACCUMULATED DEPRECIATION
NOVEMBER 30, 1998 (LIQUIDATION BASIS)
--------------------------------------------------------------------------------------------------------------------


                                Column A                      Column B                      Column C
                                --------                      --------                      --------

                                                                                   Initial Cost to Partnership
                                                                           -----------------------------------------
                                                                                          Buildings and
                              Description                   Encumbrances      Land        Improvements      Total

Cobblestone Court Shopping Center, Burnsville, Minnesota    $ 4,607,000    $ 1,205,378    $ 4,676,940    $ 5,882,318

Woodhollow Apartments, St. Louis, Missouri                    8,893,465      1,013,858     11,651,289     12,665,147
                                                            -----------    -----------    -----------    -----------

          Total                                             $13,500,465    $ 2,219,236    $16,328,229    $18,547,465
                                                            ===========    ===========    ===========    ===========


                                                               Column D                       Column E
                                                               --------                       --------
                                                                                       Gross Amount at Which
                                                                Costs               Carried at Close of Period
                                                             Capitalized     -----------------------------------------
                                                            Subsequent to                   Buildings and
                              Description                    Acquisition        Land        Improvements      Total


Cobblestone Court Shopping Center, Burnsville, Minnesota     $  (100,172)(1) $ 1,205,378    $ 4,576,768    $ 5,782,146 (2)

Woodhollow Apartments, St. Louis, Missouri                     9,914,455 (1)   1,013,858     21,565,744     22,579,602 (2)
                                                             -----------     -----------    -----------    -----------

          Total                                              $ 9,814,283     $ 2,219,236    $26,142,512    $28,361,748
                                                             ===========     ===========    ===========    ===========



                                                               Column F        Column G     Column H         Column I
                                                               --------        --------     --------         --------
                                                                                                              Life on
                                                                                                         which Depreciation
                                                             Accumulated       Date of        Date       in Latest Income
                                                             Depreciation    Construction   Acquired   Statement is Computed


Cobblestone Court Shopping Center, Burnsville, Minnesota     $ 2,682,146 (2)    1980        2/16/82           30 years

Woodhollow Apartments, St. Louis, Missouri                     8,094,602 (2)  1971-1972     7/28/82           30 years
                                                             -----------

          Total                                              $10,776,748
                                                             ===========

(1)  Amount is net of the following building write-ups (write-downs) to reflect the minimum recoverable value to the Partnership:

           Cobblestone Court                                 $(1,242,428)
           Woodhollow Apartments                               6,625,029

(2) Amount is shown net in the financial statements $(17,585,000).


                                                                                                                         (Continued)



NOONEY REAL PROPERTY INVESTORS-FOUR, L.P.
(A LIMITED PARTNERSHIP)

SCHEDULE III - REAL ESTATE AND ACCUMULATED DEPRECIATION
YEARS ENDED NOVEMBER 30, 1998, 1997 AND 1996
-------------------------------------------------------------------------------------------------


                                                        1998             1997            1996

(A) Reconciliation of amounts in Column E:

        Balance at beginning of period             $ 21,395,024     $ 20,556,298     $ 20,150,890

        Add - Cost of improvements                    6,971,258 (1)      898,139          408,706

        Less - Cost of disposals                         (4,534)         (59,413)          (3,298)
                                                   ------------     ------------     ------------

        Balance at end of period                   $ 28,361,748     $ 21,395,024     $ 20,556,298
                                                   ============     ============     ============

(B) Reconciliation of amounts in Column F:

        Balance at beginning of period             $ 10,284,783     $  9,878,090     $  9,444,928

        Add - Provision during the period               496,499          466,106          436,460

        Less - Depreciation on disposals                 (4,534)         (59,413)          (3,298)
                                                   ------------     ------------     ------------

        Balance at end of period                   $ 10,776,748     $ 10,284,783     $  9,878,090
                                                   ============     ============     ============

(C) The aggregate cost of real estate owned for
        federal income tax purposes                $ 22,979,147     $ 22,459,024     $ 21,620,298
                                                   ============     ============     ============


(1)  Amount  includes  $7,200,029  write-up of buildings  and  improvements  at  Woodhollow  and a write-down of $753,428 of buildings and improvements at Cobblestone.

                                                                                       (Concluded)